EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
AdCare Health Systems, Inc. and subsidiaries:
We consent to the incorporation by reference in the registration statements No. 333-184462 and No. 333-177531 on Form S-8 and No. 333-184534, No. 333-201462, No. 333-196670, No. 333-183912, No. 333-171184, No. 333-166488, No. 333-175541, No. 333-205335, and No. 333-207704 on Form S-3 of AdCare Health Systems, Inc. and subsidiaries of our report dated April 17, 2017, with respect to the consolidated balance sheets of the Company as of December 31, 2016 and 2015, and the related consolidated statements of operations, stockholders’ equity, and cash flows, for the years then ended, which report appears in the December 31, 2016 annual report on Form 10-K of AdCare Health Systems, Inc.

/s/ KPMG LLP
Atlanta, Georgia
April 17, 2017